Exhibit 99.1

NEW INVESTMENTS PRESS RELEASE OF TRILINC GLOBAL IMPACT FUND, LLC

Los Angeles, CA (December 21, 2017) - TriLinc Global Impact Fund (“TriLinc”) announced today that it recently approved $16.2 million in term loan and trade finance transactions, bringing total financing commitments as of November 30, 2017 to $369.7 million for business expansion and socioeconomic development through its holdings in Sub-Saharan Africa, Latin America, and Southeast Asia. The weighted average loan size of the portfolio is $8.07 million with an average duration of 1.72 years. TriLinc is an impact investing fund that provides growth-stage loans and trade finance to established small and medium enterprises (“SMEs”) in developing economies where access to affordable capital is significantly limited.  Impact Investing is defined as investing with the specific objective of achieving a competitive financial return as well as creating positive, measurable impact in communities across the globe.  Since TriLinc commenced operations and through November 30, 2017, TriLinc has funded $768 million in aggregate investments to 68 borrower companies, including $53 million in temporary investments. TriLinc has funded over $277 million to 22 borrower companies supporting 15,278 permanent employees in nine countries in Latin America, over $337 million to 36 borrower companies supporting 16,166 permanent employees located or trading within 15 countries in Sub-Saharan Africa, and over $101 million to 10 borrower companies supporting 764 permanent employees located or trading within five countries in Southeast Asia. Of the aggregate investment amount, the Company has received $425.2 million in full aggregate transaction repayments (55.36% of total invested) from existing and exited trade finance, term loan, and temporary investment facilities. The transaction details are summarized below.

On November 7, 2017, TriLinc funded $3,000,000 as part of an existing $8,000,000 senior secured revolving receivables trade finance facility to a global metals trader based in the United Kingdom and operating in Africa. With an interest rate of six month Libor + 6.00%, the transaction is set to mature on May 7, 2018, and is secured by a bill of exchange and sales contracts, with a collateral coverage ratio of 2.53x. TriLinc’s financing will facilitate the trade of London Metal Exchange registered, full plate nickel cathodes, which are used extensively as inputs in infrastructure development projects worldwide.

On November 14, 2017, TriLinc funded $5,000,000 as part of a new $5,000,000 five year term loan to a Ghanaian independent power producer that enables companies operating in Ghana to realize efficiency and productivity gains by providing access to stable sources of electricity in a country characterized by rising energy demands and limited supply. With an interest rate of six-month Libor +10.00%, the facility is set to mature on August 31, 2022 and is secured by all plants, the port facility, all fuel owned by the borrower, and a corporate guarantee, among others, with a cash flow coverage ratio of 1.13x.  TriLinc’s financing will support the company in completing its transition from using liquefied petroleum gas as feedstock to using liquefied natural gas, which will increase energy efficiency and reduce the loss of residual heat energy. Added energy supply will help reduce the demand pressures and blackout frequency that currently burden the country’s electricity grid. Additionally, the borrower aids in local economic development by administering a student scholarship initiative that finances student tuitions to local secondary schools and tertiary education programs.

On November 20, 2017, TriLinc funded $3,000,000 as part of an existing $9,000,000 revolving trade finance facility with an Ecuadorian shrimp exporter, whose local suppliers of farm-raised shrimp are all licensed by INP, an Ecuadorian institute specializing in biological, technological, and economic research aimed at the management and development of sustainable fisheries. With a fixed interest rate of 9.25%, the transaction is set to mature on September 4, 2018.  The financing is secured by inventory, accounts receivable, and purchase contracts, with a collateral coverage ratio of 3.65x.  The borrower uses state-of-the-art, cost-efficient cooling and freezing equipment to preserve the quality of its product and reduce its environmental footprint. TriLinc’s financing will support the borrower’s position as Ecuador’s seventh-largest shrimp exporter, and strengthen the borrower’s ability to offer competitive wages, health services, and childcare support to its employees.

On November 21, 2017 TriLinc funded $3,500,000 as part of an existing $3,500,000 senior secured trade finance facility to a Mauritius-based vanilla exporter that sources from smallholder farmers in Madagascar, the world’s largest vanilla producer. Priced at one month Libor +10.50%, the transaction is set to mature on November 8, 2018 and is secured by inventory and receivables, with a collateral coverage ratio of 1.49x.  The borrower is registered with the UN Global Compact and the Flavor & Extract Manufacturers Association and holds Fair Trade International and the Rainforest Alliance certifications. The company actively works with smallholder vanilla producers and co-operatives to organize sustainable production that is focused on compliance with best practices for harvesting, processing and preparation. TriLinc’s financing will provide the company’s smallholder farmer suppliers with access to new international markets and customers, including large U.S.-based conglomerates such as McCormick & Company.

On November 30, 2017, TriLinc funded $1,698,647 as part of an existing $10,000,000 revolving senior secured trade finance facility with a mobile phone distributor based in Hong Kong, which specializes in the trading and distribution of mobile phones, cameras, music players and home appliances. Priced at 10.00%, the transaction is set to mature on April 29, 2018 and is secured by receivables, personal and corporate guarantees, a collection account, and properties in Hong Kong, with a collateral coverage ratio of 1.33x. The borrower was appointed to be the exclusive distributor in India for a large multinational networking and telecommunications equipment company. India has the fastest-growing smartphone market in the world, and TriLinc’s financing will support the distribution of mobile phones throughout the country that are both high quality and affordable. In addition to expanding access to technology within India, the borrower maintains an active corporate social responsibility program in India that is focused on bringing technological education to the youth in West Bengal.

“TriLinc’s recent investment activity demonstrates our commitment to deepening relationships with existing SMEs that are generating positive economic, social, and environmental impact,” said Gloria Nelund, CEO of TriLinc. “In addition, by extending additional, longer-term financing to companies like the power producer, TriLinc continues to offer flexible capital structures that address both short-term and future developmental goals of its portfolio companies.”

About TriLinc Global Impact Fund

TriLinc is a non-traded, externally managed, limited liability company that makes impact investments in SMEs in developing economies that provide the opportunity to achieve both competitive financial returns and positive measurable impact.  TriLinc invests in SMEs through experienced local market sub-advisors, and expects to create a diversified portfolio of financial assets consisting primarily of collateralized private debt instruments.  In addition, the Company aggregates and analyzes social, economic, and environmental impact data to track progress and measure success against stated objectives.